                                                                     EXHIBIT 4.2




                         SUPPORT AND EXCHANGE AGREEMENT


           AGREEMENT made as of the      day of June, 1999


BETWEEN:

                  TD WATERHOUSE GROUP, INC., a corporation existing under the laws of the State of Delaware ("TD Waterhouse"),

                                     - and -

                  TD WATERHOUSE INVESTOR SERVICES (CANADA) INC., a corporation existing under the laws of Ontario (the "Corporation"),

                                     - and -

                  WATERHOUSE INVESTOR SERVICES, INC., a corporation existing under the laws of the State of Delaware ("WISI"),

                                     - and -

                  TD SECURITIES INC., a corporation incorporated under the laws of Ontario ("TDSI"),

                                     - and -

                  THE TORONTO-DOMINION BANK, a chartered bank existing under the laws of Canada (the "Bank").


         WHEREAS the Corporation proposes to issue the Exchangeable Shares (as hereinafter defined) in connection with the acquisition by the Corporation of certain assets from each of TDSI and the Bank (TDSI and the Bank being herein referred to as the "Initial Holders");

         AND WHEREAS the Initial Holders may, at any time and from time to time, transfer Exchangeable Shares to any Bank Affiliate (as defined herein);



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                                      -2-


         AND WHEREAS the Holders (as defined below) will be entitled, from time to time, to require the Corporation to redeem such shares and, upon such redemption, each Exchangeable Share shall be exchanged for that number of shares of WISI Common Stock (as hereinafter defined) having an equivalent value at the time of the exchange to one share of TD Waterhouse Common Stock (as hereinafter defined);

         AND WHEREAS TD Waterhouse intends to grant to and in favour of WISI the right to require TD Waterhouse or, at the option of TD Waterhouse, TD Waterhouse Sub (as hereinafter defined) to purchase from WISI each Exchangeable Share held by WISI for one share of TD Waterhouse Common Stock (as hereinafter defined);

         AND WHEREAS the parties desire to make appropriate provision and to establish a procedure whereby WISI will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments and to deliver or cause to be delivered shares of WISI Common Stock in satisfaction of the obligations of the Corporation under the Exchangeable Share Provisions (as hereinafter defined) and this agreement and that TD Waterhouse will take certain actions and make certain payments and deliveries necessary to ensure that the Corporation will be able to make certain payments under the Exchangeable Share Provisions and to deliver or cause to be delivered shares of TD Waterhouse Common Stock in satisfaction of the obligations of TD Waterhouse and/or TD Waterhouse Sub under this agreement.

         NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:


                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1      DEFINITIONS

         In this agreement, unless something in the subject matter or context is inconsistent therewith:

         "Affiliate" has the meaning set forth in the Bank Act (Canada).

         "Assets" means the discount brokerage assets comprising the Green Line discount brokerage business operated by TDSI and related assets to be transferred by TDSI and the Bank to the Corporation.

         "Automatic Exchange Rights" means the automatic exchange of shares of WISI Common Stock for Exchangeable Shares pursuant to Section 5.3 of the Exchangeable Share Provisions.

         "Bank Affiliate" means any Affiliate of the Bank.

         "Board of Directors" means the board of directors of the Corporation.

         "Business Day" means any day other than: (i) a Saturday, (ii) a Sunday; and (iii) a day on which banks are not open for business in either or both of New York City and Toronto, Ontario.

         "Canadian Dollar Equivalent" means, in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date, the product obtained by multiplying (a) the Foreign Currency Amount by (b) the official noon spot exchange rate on such date for such foreign currency as reported by the Bank of Canada or, in the event that such spot exchange rate is not available, such exchange rate on such date for such foreign currency as may be deemed by the Board of Directors to be appropriate for such purpose.

         "Current Market Price" means, in respect of a share of TD Waterhouse Common Stock on any date, the Canadian Dollar Equivalent of the average closing sale price of shares of TD Waterhouse Common Stock during a period of 20 consecutive trading days ending not more than five trading days before such date on the NYSE or, if the shares of TD Waterhouse Common Stock are not then listed on the NYSE, on such other stock exchange or automated quotation system on which the shares of TD Waterhouse Common Stock are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of TD Waterhouse Common Stock during such period is inadequate to create a market that reflects the fair market value of TD Waterhouse Common Stock, then the Current Market Price of a share of TD Waterhouse Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

         "Dividend Amount" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

         "Effective Date" means the date on which the Corporation first issues the Exchangeable Shares in exchange for the Assets.

         "Exchange Right" has the meaning set out in section 2.1 hereof.

         "Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares.


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                                      -4-

         "Exchangeable Shares" means the Exchangeable Shares of the Corporation, certain of which will be issued as consideration for the acquisition of the Assets from TDSI and the Bank.

         "Holders" means the registered holders of Exchangeable Shares.

         "Initial Holders" means TDSI and the Bank.

         "Liquidation Amount" has the meaning set out in Section 5.1(1) of the Exchangeable Share Provisions.

         "Liquidation Call Right" has the meaning set out in Section 5.2(1) of the Exchangeable Share Provisions.

         "NYSE" means The New York Stock Exchange.

         "Officer's Certificate" means, with respect to WISI, TD Waterhouse or the Corporation, as the case may be, a certificate signed by any one of the Chairman of the Board, any Vice-Chair, the President, any Vice President or any other executive officer of WISI, TD Waterhouse or the Corporation, as the case may be.

         "Retracted Shares" has the meaning set out in section 2.8 hereof.

         "Retraction Call Right" has the meaning set out in Section 6.2(1) of the Exchangeable Share Provisions.

         "Retraction Price" has the meaning set out in Section 6.1(1) of the Exchangeable Share Provisions.

         "Subsidiary" means, when used with reference to any corporation, any corporation of which that corporation, one or more other Subsidiaries of that corporation, or that corporation and one or more of its other Subsidiaries owns, directly or indirectly, outstanding stock carrying more than 50% of the votes attaching to all outstanding stock of such corporation.

         "Successor" has the meaning set out in section 4.1 hereof.

         "TD Waterhouse Board of Directors" means the board of directors of TD Waterhouse.

         "TD Waterhouse Common Stock" means the shares of Common Stock of TD Waterhouse having voting rights of one vote per share, and any other securities into which such shares may be changed or for which such shares may be exchanged (whether or not TD Waterhouse shall be the issuer of such other securities) or any other consideration which may be received by the holders of such shares, pursuant to a recapitalization, reconstruction, reorganization or reclassification of, or amalgamation, merger, liquidation or similar transaction, affecting such shares.



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                                      -5-

         "TD Waterhouse Sub" means TD Waterhouse Sub Limited, a wholly-owned Subsidiary of TD Waterhouse existing under the laws of the Province of Ontario.

         "Tender Offer" has the meaning set out in section 3.10 hereof.

         "Transfer Agent" has the meaning set out in Section 1.1 of the Exchangeable Share Provisions.

1.2      INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

         The division of this agreement into articles and sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this agreement. Unless otherwise indicated, any reference in this agreement to an article or section refers to the specified article or section of this agreement.

1.3      NUMBER, GENDER AND PERSONS

         In this agreement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, companies, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4      DATE FOR ANY ACTION

         If any date on which any action is required to be taken under this agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.5      PAYMENTS

         All payments to be made hereunder will be made without interest and less any tax required by Canadian law to be deducted and withheld.

1.6      CURRENCY

         In this agreement, unless stated otherwise, all dollar amounts are in Canadian dollars.

                                    ARTICLE 2

                  WISI EXCHANGE RIGHT AND TD WATERHOUSE SUPPORT

2.1      GRANT AND OWNERSHIP OF THE EXCHANGE RIGHT

         TD Waterhouse hereby grants to WISI the right (the "Exchange Right"), at any time, to require TD Waterhouse to purchase or to cause TD Waterhouse Sub to purchase from WISI all or any part of the Exchangeable Shares held by WISI, all in accordance with the provisions of this agreement. TD Waterhouse hereby acknowledges receipt from WISI of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right by TD Waterhouse.

2.2      PURCHASE PRICE

         The purchase price payable by TD Waterhouse or TD Waterhouse Sub for each Exchangeable Share to be purchased by TD Waterhouse or TD Waterhouse Sub under the Exchange Right shall be an amount per share equal to (a) the Current Market Price of a share of TD Waterhouse Common Stock on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right, which shall be satisfied in full by causing to be delivered to WISI one share of TD Waterhouse Common Stock, plus (b) the Dividend Amount, if any. The purchase price for each such Exchangeable Share so purchased may be satisfied only by TD Waterhouse or TD Waterhouse Sub delivering or causing to be delivered to WISI, one share of TD Waterhouse Common Stock and a cheque for the balance, if any, of the purchase price without interest.

2.3      EXERCISE INSTRUCTIONS

         Subject to the terms and conditions herein set forth, WISI shall be entitled, at any time, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of WISI on the books of the Corporation. To exercise the Exchange Right, WISI shall deliver to the registered office of TD Waterhouse, the certificates representing the Exchangeable Shares which WISI desires TD Waterhouse to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Business Corporations Act (Ontario) and such additional documents and instruments as TD Waterhouse or the Corporation may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, in the form attached hereto as Schedule "A", stating (i) that WISI has elected to exercise the Exchange Right so as to require TD Waterhouse to purchase from WISI the number of Exchangeable Shares specified therein, (ii) that WISI has good title to and owns all such Exchangeable Shares to be acquired by TD Waterhouse free and clear of all liens, claims and encumbrances, (iii) the names in which the certificates representing TD Waterhouse Common Stock issuable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and


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                                      -7-

(b) payment (or evidence satisfactory to the Corporation and TD Waterhouse of payment) of the taxes (if any) payable as contemplated by section 2.5 of this agreement. If only a portion of the Exchangeable Shares represented by any certificate delivered to TD Waterhouse are to be purchased by TD Waterhouse or TD Waterhouse Sub under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to WISI at the expense of the Corporation.

2.4      DELIVERY OF TD WATERHOUSE COMMON STOCK; EFFECT OF EXERCISE

         Promptly after receipt of the certificates representing the Exchangeable Shares that WISI desires TD Waterhouse to purchase under the Exchange Right (together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right) duly endorsed for transfer to TD Waterhouse, TD Waterhouse shall immediately thereafter deliver or cause TD Waterhouse Sub to deliver to WISI (or to such other persons, if any, properly designated by WISI), a share certificate representing the number of shares of TD Waterhouse Common Stock deliverable in connection with such exercise of the Exchange Right (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance, security interest or adverse claim) and a cheque for the balance, if any, of the purchase price therefor, without interest; provided, however, that no such delivery shall be made unless and until WISI shall have paid (or provided evidence satisfactory to Corporation and TD Waterhouse of the payment
of) the taxes (if any) payable as contemplated by section 2.5 of this agreement. Immediately upon the giving of notice by WISI to TD Waterhouse and the Corporation of the exercise of the Exchange Right, as provided in this Article 2, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and WISI shall be deemed to have transferred to TD Waterhouse (or, at TD Waterhouse's option, to TD Waterhouse Sub) all of its right, title and interest in and to such Exchangeable Shares and the related interest hereunder and WISI shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive its proportionate part of the total purchase price therefor, unless the requisite number of shares of TD Waterhouse Common Stock (together with a cheque for the balance, if any, of the total purchase price therefor, without interest) is not delivered by TD Waterhouse or TD Waterhouse Sub to WISI (or to such other persons, if any, properly designated by WISI), within five Business Days of the date of the giving of such notice, in which case the rights of WISI shall remain unaffected until such shares of TD Waterhouse Common Stock are so delivered and any such cheque is so delivered and paid. Concurrently with the closing of the transaction of purchase and sale contemplated by the Exchange Right, WISI shall be considered and deemed for all purposes to be the holder of the shares of TD Waterhouse Common Stock delivered to it pursuant to the Exchange Right.

2.5      STAMP OR OTHER TRANSFER TAXES

         Upon WISI's sale of Exchangeable Shares to TD Waterhouse or TD Waterhouse Sub pursuant to the Exchange Right, the share certificate or certificates representing TD Waterhouse

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                                      -8-


Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of WISI or in such names as WISI may otherwise direct in writing without charge to WISI, provided, however, that WISI (a) shall pay (and none of TD Waterhouse, TD Waterhouse Sub or the Corporation shall be required to pay) any documentary, stamp, transfer or other similar taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than WISI or (b) shall have established to the satisfaction of TD Waterhouse and the Corporation that such taxes, if any, have been paid.

2.6      CALL RIGHTS

         The Liquidation Call Right, the Retraction Call Right and the Automatic Exchange Right are hereby agreed, acknowledged and confirmed, and it is agreed and acknowledged that such rights are granted as part of the consideration for the obligations of WISI under this agreement.

2.7      GRANT AND OWNERSHIP OF AUTOMATIC EXCHANGE RIGHTS

         WISI hereby grants the Automatic Exchange Rights to the Holders. WISI hereby acknowledges receipt from the Holders of good and valuable consideration (and the adequacy thereof) for the grant of the Automatic Exchange Rights.

2.8      DEEMED WISI RETRACTION CALL RIGHT SUBSEQUENT TO RETRACTION

         In the event that a Holder has exercised its right under Article 6 of the Exchangeable Share Provisions to require the Corporation to redeem any or all of the Exchangeable Shares held by the Holder (the "Retracted Shares") and is notified by the Corporation pursuant to Section 6.1(4) of the Exchangeable Share Provisions that the Corporation will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, subject to receipt by the Holder of written notice to that effect from the Corporation and provided that WISI shall not have exercised its Retraction Call Right with respect to the Retracted Shares and that the Holder shall not have revoked the retraction request delivered by the Holder to the Corporation pursuant to Section 6.1(5) of the Exchangeable Share Provisions, WISI shall be deemed to have exercised the Retraction Call Right with respect to those Retracted Shares that the Corporation is unable to redeem pursuant to a WISI Call Notice which WISI shall be deemed to have delivered to the Corporation on the same day the Holder receives written notice of the Corporation's inability to redeem all such Retracted Shares and, as a consequence, WISI will be required to purchase the Retracted Shares that the Corporation is unable to redeem at the Retraction Price in the manner provided in Section 6.2 of the Exchangeable Share Provisions. In any such event, the Corporation hereby agrees with the Holder immediately to notify the Holder of such prohibition against the Corporation redeeming all of the Retracted Shares and immediately to forward or cause to be forwarded to the Holder all relevant materials delivered by the Holder to the Corporation or to the Transfer Agent (including without limitation a copy of the retraction request delivered pursuant to Section 6.1(1) of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares.

                                    ARTICLE 3

                    COVENANTS, REPRESENTATIONS AND WARRANTIES

3.1      COVENANTS OF TD WATERHOUSE REGARDING EXCHANGEABLE SHARES

         So long as any Exchangeable Shares are outstanding, TD Waterhouse will:

         (a) not declare or pay any dividend on TD Waterhouse Common Stock unless (i) the Corporation will have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment in accordance with applicable law, of an equivalent dividend on the Exchangeable Shares and (ii) the Corporation shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares;

         (b) advise the Corporation sufficiently in advance of the declaration by TD Waterhouse of any dividend on TD Waterhouse Common Stock and take all such other actions as are necessary, in cooperation with the Corporation, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on TD Waterhouse Common Stock;

         (c) ensure that the record date for determining shareholders entitled to receive any dividend declared on TD Waterhouse Common Stock is not less than 10 Business Days after the declaration date for such dividend or such shorter period within which applicable law may be complied with; and

         (d) not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.



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                                      -10-

3.2      CERTAIN REPRESENTATIONS

         TD Waterhouse hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of shares of TD Waterhouse Common Stock (or other shares or securities into which TD Waterhouse Common Stock may be reclassified or changed as contemplated by section 3.7 hereof) (i) as is equal to the sum of (x) the number of Exchangeable Shares issued and outstanding from time to time and (y) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as is now and may hereafter be required to enable and permit TD Waterhouse to meet its obligations hereunder and under any other security or commitment pursuant to which, TD Waterhouse or TD Waterhouse Sub may now or hereafter be required to issue and/or deliver shares of TD Waterhouse Common Stock.

3.3      NOTIFICATION OF CERTAIN EVENTS

         In order to assist each of WISI and TD Waterhouse to comply with their respective obligations hereunder, the Corporation will give WISI and TD Waterhouse notice of each of the following events at the time set forth below:

         (a) in the event of any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

         (b) immediately, upon the earlier of (i) receipt by the Corporation of notice of, and (ii) the Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding up of the Corporation or to effect any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs;

         (c) immediately, upon receipt by the Corporation of a Retraction Request (as defined in the Exchangeable Share Provisions); and

         (d) as soon as practicable upon the issuance by the Corporation of any Exchangeable Shares or rights to acquire Exchangeable Shares.



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                                      -11-

3.4      DELIVERY OF SHARES OF WISI COMMON STOCK

         Upon notice of any event that requires the Corporation to cause to be delivered shares of WISI Common Stock to any holder of Exchangeable Shares, WISI shall, in any manner deemed appropriate by it, provide such shares or cause such shares to be provided to the Corporation, which shall forthwith deliver the requisite shares of WISI Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as the Corporation shall direct. All such shares of WISI Common Stock shall be duly issued as fully paid, non-assessable, free of pre-emptive rights and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

3.5      QUALIFICATION OF SHARES OF  WISI COMMON STOCK

         WISI covenants that it will make such filings and seek such regulatory consents and approvals as are necessary so that the shares of WISI Common Stock to be issued on the exchange of Exchangeable Shares will be issued in compliance with applicable securities laws.

3.6      QUALIFICATION OF SHARES OF TD WATERHOUSE COMMON STOCK

         TD Waterhouse covenants that it will make such filings and seek such regulatory consents and approvals as are necessary so that the shares of TD Waterhouse Common Stock to be issued to WISI on the exercise of the Exchange Right will be issued in compliance with applicable securities laws.

3.7      ECONOMIC EQUIVALENCE

(1) TD Waterhouse will not without the prior approval of the Corporation, the Holders and WISI:

         (a) issue or distribute shares of TD Waterhouse Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TD Waterhouse Common Stock) to the holders of all or substantially all of the then outstanding
                  TD Waterhouse Common Stock by way of stock dividend or other distribution, other than an issue of shares of TD Waterhouse Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TD Waterhouse Common Stock) to holders of shares of TD Waterhouse Common Stock who exercise an option to receive dividends in TD Waterhouse Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TD Waterhouse Common Stock) in lieu of receiving cash dividends;

         (b) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of TD Waterhouse Common Stock entitling them to subscribe for or to purchase shares of TD Waterhouse Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TD Waterhouse Common Stock); or

         (c) issue or distribute to the holders of all or substantially all of the then outstanding shares of TD Waterhouse Common Stock
                  (i) shares or securities of TD Waterhouse of any class other than TD Waterhouse Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of TD Waterhouse Common Stock), (ii) rights, options or warrants other than those referred to in section 3.7(1) (b) above, (iii) evidences of indebtedness of TD Waterhouse or
                  (iv) assets of TD Waterhouse;

unless (x) the Corporation is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to the Holders and
(y) the Corporation shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to the Holders.

(2) TD Waterhouse will not without the prior approval of the Corporation, the Holders and WISI:

         (a) subdivide, redivide or change the then outstanding shares of TD Waterhouse Common Stock into a greater number of shares of TD Waterhouse Common Stock; or

         (b) reduce, combine or consolidate or change the then outstanding shares of TD Waterhouse Common Stock into a lesser number of shares of TD Waterhouse Common Stock; or

         (c) reclassify or otherwise change the shares of TD Waterhouse Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of TD Waterhouse Common Stock;

unless (x) the Corporation is permitted under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of holders of, the Exchangeable Shares and (y) the same or an economically equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares.

(3) TD Waterhouse will ensure that the record date for any event referred to in section 3.7(1) or 3.7(2) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 20 Business Days after the date on which such event is declared or announced by TD Waterhouse (with simultaneous notice thereof to be given by TD Waterhouse to the Corporation).


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                                      -13-

(4) The Board of Directors shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in section 3.7(1) or 3.7(2) and each such determination shall be conclusive and binding on TD Waterhouse. In making each such determination, the following factors shall, without excluding other factors determined by the board to be relevant, be considered by the Board of Directors:

         (a) in the case of any stock dividend or other distribution payable in shares of TD Waterhouse Common Stock, the number of such shares issued in proportion to the number of shares of TD Waterhouse Common Stock previously outstanding;

         (b) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of TD Waterhouse Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of TD Waterhouse Common Stock), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors in the manner above contemplated) of a share of TD Waterhouse Common Stock;

         (c) in the case of the issuance or distribution of any other form of property (including, without limitation, any shares or securities of TD Waterhouse of any class other than TD Waterhouse Common Stock, any rights options or warrants other than those referred to in section 3.7(4)(b) above, any evidences of indebtedness of TD Waterhouse or any assets of TD Waterhouse), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of TD Waterhouse Common Stock and the current market value (as determined by the Board of Directors in the manner above contemplated) of a share of TD Waterhouse Common Stock;

         (d) in the case of any subdivision, redivision or change of the then outstanding shares of TD Waterhouse Common Stock into a greater number of shares of TD Waterhouse Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of TD Waterhouse Common Stock into a lesser number of shares of TD Waterhouse Common Stock or any amalgamation, merger, reorganization or other transaction affecting TD Waterhouse Common Stock, the effect thereof upon the then outstanding shares of TD Waterhouse Common Stock; and

         (e) in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of shares of TD Waterhouse Common Stock as a result of differences between taxation laws of Canada and the United

                  States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

         For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 20 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of such securities during such period does not create a market that reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the Board of Directors shall be conclusive and binding on TD Waterhouse.

3.8      DUE PERFORMANCE

         On and after the Effective Date, each of TD Waterhouse and WISI shall duly and punctually perform all of their respective obligations provided for herein and that may arise under the Exchangeable Share Provisions, and each of TD Waterhouse and WISI shall be responsible for the due and punctual performance of all of such obligations hereunder and under the Exchangeable Share Provisions.

3.9      ISSUE OF ADDITIONAL SHARES

         During the term of this agreement, TD Waterhouse will not issue any Special Voting Shares in addition to the Special Voting Share to be issued to WISI concurrently herewith.

3.10     TENDER OFFERS, ETC.

         In the event that a cash offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to TD Waterhouse Common Stock (each, a "Tender Offer") is proposed by TD Waterhouse or is proposed to TD Waterhouse or its shareholders and is recommended by the board of directors of TD Waterhouse, or is otherwise effected or to be effected with the consent or approval of the board of directors of TD Waterhouse, TD Waterhouse will use reasonable efforts (to the extent, in the case of a Tender Offer by a third party, within its control) expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit WISI to participate in such Tender Offer in respect of TD Waterhouse Common Stock issuable upon the exercise by WISI of the Exchange Right to the same extent and on an economically equivalent basis as the holders of shares of TD Waterhouse Common Stock, without discrimination. Without limiting the generality of the foregoing, TD Waterhouse will use reasonable efforts expeditiously and in good faith to ensure that WISI may participate in all such Tender Offers without the holder of Exchangeable Shares being first required to retract Exchangeable Shares as against the Corporation and without WISI being first required to exercise its Retraction Call Right and without WISI being first required to exercise the Exchange Right (or, if so required, to ensure that any such retraction of Exchangeable Shares and exercise of the Retraction Call Right and/or Exchange Right shall be effective only upon, and shall be conditional upon, the closing of the Tender Offer and only to the extent necessary to tender or deposit to the Tender Offer).


                                    ARTICLE 4

                        TD WATERHOUSE AND WISI SUCCESSORS

4.1      CERTAIN REQUIREMENTS IN RESPECT OF COMBINATION, ETC.

         Neither of TD Waterhouse nor WISI shall enter into any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

         (a) such other person or continuing corporation (the "Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an agreement supplemental hereto and such other instruments (if any) as are, necessary or advisable to evidence the assumption by the Successor of liability for all money payable and property deliverable hereunder and the covenant of such Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of TD Waterhouse or WISI, as the case may be, under this agreement; and

         (b) such transaction shall, be upon such terms as substantially to preserve and not to impair in any material respect any of the rights of any person hereunder.

4.2      WHOLLY-OWNED SUBSIDIARIES

         Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned Subsidiary of TD Waterhouse or WISI with or into TD Waterhouse or WISI, as the case may be, or the winding up, liquidation or dissolution of any wholly-owned Subsidiary of TD Waterhouse or WISI provided that all of the assets of such Subsidiary are transferred to TD Waterhouse or WISI, as the case may be, or another wholly-owned Subsidiary of TD

Waterhouse or WISI, as the case may be, and any such transactions are expressly permitted by this Article 4.


                                    ARTICLE 5

                                   AMENDMENTS

5.1      AMENDMENTS, MODIFICATIONS, ETC.

         This agreement may not be amended or modified except by an agreement in writing executed by the Corporation, WISI, TD Waterhouse and the Initial Holders or their permitted assigns.

5.2      CHANGES IN CAPITAL OF TD WATERHOUSE AND THE CORPORATION

         At all times after the occurrence of any event effected pursuant to section 3.7 of this agreement, as a result of which either TD Waterhouse Common Stock or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which TD Waterhouse Common Stock or the Exchangeable Shares or both are so changed and the parties hereto (or, in the case of the Initial Holders, their permitted assignees) shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.


                                    ARTICLE 6

                                   TERMINATION

6.1      TERM

         This agreement shall continue in effect until no Exchangeable Shares remain outstanding.


                                    ARTICLE 7

                                     GENERAL

7.1      SEVERABILITY

         If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

7.2      ENUREMENT

         This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns and to the benefit of the Holders.

7.3      ASSIGNMENT

         Except as set forth in this section 7.3, no party may assign any interest or right in this agreement without the prior written consent of the other parties. Either of the Initial Holders may, at any time and from time to time, assign all or any part of its interest hereunder to a Bank Affiliate to which it transfers Exchangeable Shares without the requirement to obtain the consent of the other parties (and any such Bank Affiliate may subsequently assign its interest hereunder, in whole or in part, to any Bank Affiliate to which it transfers Exchangeable Shares, and so on). Upon any such transfer of Exchangeable Shares, the parties agree that the Bank Affiliate to whom such Exchangeable Shares are transferred shall, immediately upon such transfer, be entitled to enjoy the rights and privileges and be subject to the obligations of an Initial Holder hereunder and, in such event, the parties agree to execute an instrument supplemental to this agreement to evidence the foregoing.

7.4      NOTICES TO PARTIES

         All notices and other communications between the parties hereunder shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for such party as shall be specified in like notice):

         (a)      if to TD Waterhouse or to the Corporation, at:

                  TD Waterhouse Group, Inc.
                  100 Wall Street
                  New York, New York   10005
                  U.S.A.

                  Attention:        Richard H. Neiman, Executive Vice President
                                    and General Counsel
                  Telecopy:         (212) 509-9099

         (b)      if to the Bank or TDSI, at:

                  The Toronto-Dominion Bank
                  12th Floor
                  Toronto Dominion Bank Tower
                  Toronto-Dominion Centre
                  Toronto, Ontario
                  M5K 1A2

                  Attention:        R. Glenn Bumstead, Senior Vice President,
                                    General Counsel and Secretary
                  Telecopy:         (416) 868-0792

         (c)      if to WISI, at:

                  Waterhouse Investor Services, Inc.
                  100 Wall Street
                  New York, New York 10005
                  U.S.A.

                  Attention:        Richard H. Neiman, Executive Vice President
                                    and General Counsel
                  Telecopy:         (212) 509-9099

         Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

7.5      NOTICE TO HOLDERS

         Any notice, request or other communication to be given to a Holder shall be in writing and shall be valid and effective if given by mail (postage prepaid or by delivery to the address of the Holder recorded in the securities register of the Corporation or, in the event of the address of any such Holder not being so recorded, then at the last known address of such Holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the fifth day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more Holders, or any defect in such notice, shall not invalidate or otherwise alter or affect any action proceeding to be taken pursuant thereto.

7.6      RISK OF PAYMENTS BY POST

         Whenever payments are to be made or certificates or documents are to be sent hereunder, the making of such payment or sending of such certificate or document sent through the post shall be at the risk of the sender.

7.7      COUNTERPARTS

         This agreement may be executed by manual or financial signature in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.8      JURISDICTION

         This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

7.9      ATTORNMENT

         The parties agree that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of Ontario, waive any objection which any such party may have now or hereafter to the venue of any such action or proceeding, irrevocably submit to the jurisdiction of the said courts in any such action or proceeding, agree to be bound by any judgment of the said courts and agree not to seek, and hereby waive, any review of the merits of any such judgment by the courts of any other jurisdiction and TD Waterhouse and WISI hereby appoint the Corporation at its registered office in the Province of Ontario as its attorney for service of process.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

                                  TD WATERHOUSE GROUP, INC.


                                  By:  _________________________________________
                                       Name:
                                       Title:

                                  By:  _________________________________________
                                       Name:
                                       Title:


                                  TD WATERHOUSE INVESTOR SERVICES (CANADA) INC.


                                  By:  _________________________________________
                                       Name:
                                       Title:

                                  By:  _________________________________________
                                       Name:
                                       Title:


                                  WATERHOUSE INVESTOR SERVICES, INC.


                                  By:  _________________________________________
                                       Name:
                                       Title:

                                  By:  _________________________________________
                                       Name:
                                       Title:


                                  TD SECURITIES INC.


                                  By:  _________________________________________
                                       Name:
                                       Title:

                                  By:  _________________________________________
                                       Name:
                                       Title:


                                  THE TORONTO-DOMINION BANK


                                  By:  _________________________________________
                                       Name:
                                       Title:

                                  By:  _________________________________________
                                       Name:
                                       Title:

                                  SCHEDULE "A"


                      NOTICE OF EXERCISE OF EXCHANGE RIGHT

To:      TD Waterhouse Group, Inc.

         This notice is given pursuant to Section 2.3 of a Support and Exchange Agreement entered into between the Corporation, TD Waterhouse, the Bank, TDSI and WISI (the "Exchange Agreement"). All capitalized words and expressions used in this notice that are defined in the Exchange Agreement have the meanings ascribed to such words and expressions in the Exchange Agreement.

         The undersigned hereby notifies TD Waterhouse that the undersigned desires to have TD Waterhouse purchase, forthwith following receipt of this notice by TD Waterhouse in accordance with Section 2.1 through 2.4 of the Exchange Agreement:

         all share(s) represented by the accompanying certificate; or

         ______________ share(s) only.

         The undersigned hereby represents and warrants to TD Waterhouse that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by TD Waterhouse, free and clear of all liens, claims, encumbrances, security interests and adverse claims.



____________________                        ______________________________
(Date)                                      (Signature of officer of WISI)

Please check box if the TD Waterhouse shares issuable in connection with the exercise of the Exchange Right are to be held for pick-up by WISI at the registered office of the Corporation in New York, failing which the securities will be mailed to the registered office of WISI.


+-+
+-+      Hold for pick up

NOTE: This panel must be completed and, together with such additional documents as TD Waterhouse may require, must be deposited with TD Waterhouse at its registered office. The securities issuable as consideration for the purchase of the Exchangeable Shares will be issued and registered in the name of WISI unless the form appearing below is duly completed and all exigible transfer taxes are paid.

                                                Date___________________________

________________________________
Name of Person in Whose Name
Securities Are To Be Registered,
Issued or Delivered (please print)


________________________________    _____________________________________
Street Address or P.O. Box          Signature of WISI


________________________________    _____________________________________
City -- Province -- State

NOTE: If the notice of exercise of the Exchange Right is for less than all of the Exchangeable Shares represented by the tendered share certificate, TD Waterhouse will cause the Corporation to issue a certificate representing the remaining Exchangeable Shares and register such shares in the name of WISI or as WISI may otherwise direct.